EXHIBIT 2.2



                             STOCK EXCHANGE AGREEMENT

                                BETWEEN AND AMONG

                       GREENLEAF TECHNOLOGIES CORPORATION,

                         FUTURE COM SOUTH FLORIDA, INC.

                                       AND

               THE SHAREHOLDERS OF FUTURE COM SOUTH FLORIDA, INC.

                                November 4, 1999

                            STOCK EXCHANGE AGREEMENT
                                TABLE OF CONTENTS
1.   Definitions............................................................1
     1.1    Closing.........................................................1
     1.2    Code............................................................1
     1.3    Constituent Corporations........................................1
     1.4    Delaware Law....................................................1
     1.5    Effective Date..................................................2
     1.6    Exchange........................................................2
     1.7    Execution Date..................................................2
     1.8    Florida Law.....................................................2
     1.9    Future Com......................................................2
     1.10   Future Com Common Stock.........................................2
     1.11   Future Com Shareholders.........................................2
     1.12   Future Com's Business...........................................2
     1.13   Greenleaf.......................................................2
     1.14   Greenleaf Common Stock..........................................2
     1.15   Greenleaf's Business............................................2
     1.16   Material Adverse Change.........................................2
     1.17   1933 Act........................................................2
     1.18   1934 Act........................................................2
     1.19   SEC.............................................................2
     1.20   Subsidiary......................................................3
     1.21   Transfer Agent..................................................3

2.   The Exchange...........................................................3
     2.1    Exchange........................................................3
     2.2    Effective Date..................................................3
     2.3    Concurrent Agreements...........................................3
            2.3.1 Greenleaf Employment Agreements...........................3
            2.3.2 Future Com Employee.......................................3
            2.3.3 Insurance Agreements......................................3
            2.3.4 Expenses; Indebtedness....................................4
            2.3.5 Purchase Of SMR Licenses..................................4
            2.3.6 Purchase Of Satellite License.............................5
            2.3.7 Purchase Of Additional SMR Licenses.......................5
            2.3.8 Registration Rights Agreement.............................5
            2.3.9 Option Agreements.........................................5
     2.4    Covenant Not To Compete.........................................6

3.   Directors..............................................................6

4.   Exchange of Shares.....................................................6
     4.1    Exchange Of Shares..............................................6
     4.2    Mechanics Of Exchange...........................................7

5.   Representations And Warranties Of Greenleaf............................7
     5.1    Organization And Standing.......................................7
     5.2    Capitalization..................................................8
     5.3    Authority; Non-Contravention....................................8
     5.4    Governmental Consents...........................................8
     5.5    Disclosure......................................................8
     5.6    Reorganization..................................................9

6.   Representations And Warranties Of Future Com...........................9
     6.1    Organization And Standing.......................................9
     6.2    No Subsidiaries.................................................9
     6.3    Capitalization..................................................9
     6.4    Authority; Non-Contravention...................................10
     6.5    Contracts And Commitments......................................10
     6.6    Compliance With Other Instruments..............................10
     6.7    Litigation And Claims..........................................11
     6.8    Insurance......................................................11
     6.9    Governmental Consents..........................................11
     6.10   Disclosure.....................................................11
     6.11   Actions........................................................11
     6.12   Taxes..........................................................12
     6.13   No Employees; No Retirement Obligations........................12
     6.14   Books And Records..............................................12
     6.15   Copies Of Documents............................................12
     6.16   Employees, Officers, Directors, And Consultants................13
     6.17   Documents Delivered............................................13
     6.18   No Material Changes............................................13
     6.19   Financial Statements; Undisclosed Liabilities..................14
     6.20   Encumbrances...................................................15
     6.21   No Encumbrances On Future Com Common Stock.....................15
     6.22   Reorganization.................................................15
     6.23   Restricted Stock...............................................15

7.   Certain Agreements....................................................15
     7.1    Access And Information.........................................15
     7.2    Shareholder Authorization......................................16
     7.3    Operation Of Business..........................................16
     7.4    Preservation Of Business.......................................16
     7.5    Tax Cooperation................................................16
     7.6    Interim Operations.............................................18
     7.7    Reorganization.................................................19
     7.8    Accuracy of Representations....................................19
     7.9    Consents, Waivers And Approvals................................19
     7.10   Notice Of Breach Of Warranty...................................19
     7.11   Additional Documents; Further Assurances.......................19
     7.12   Notice Of Inaccurate Information...............................19
     7.13   Publicity......................................................19

8.   Conditions To Performance By All Parties..............................20

9.   Conditions Precedent To Performance By Future Com.....................20

10.  Conditions Precedent To Performance By Greenleaf......................21

11.  Indemnification By Greenleaf..........................................22

12.  Indemnification By The Future Com Shareholders........................23

13.  Notice of Claim.......................................................24

14.  Closing...............................................................24

15.  Termination And Abandonment Of The Exchange...........................25
     15.1.  Termination....................................................25
     15.2.  Effect Of Termination..........................................25

16.  Amendment Or Waiver...................................................26

17.  Entire Agreement......................................................26

18.  Notice................................................................26

19.  Severability..........................................................27

20.  Headings..............................................................27

21.  Counterparts..........................................................27

22.  Expenses..............................................................27

23.  Nature And Survival Of Representations................................27

24.  Benefits And Assignment...............................................27

25.  Specific Performance..................................................27

26.  Brokers...............................................................28

27.  Costs.................................................................28

28.  Termination On Default................................................28

29.  Choice Of Law.........................................................28

30.  Arbitration...........................................................28

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                             SCHEDULES AND EXHIBITS
                             ----------------------

Schedule No. And Description
----------------------------

2.3.3.2  Medical Insurance Policies

2.3.5.   SMR Licenses

2.3.6.   Satellite License

6.5.     Material Contracts, Indebtedness, Liabilities And Obligations

6.6.     Violations Of Articles Of Incorporation, Bylaws, Contracts, Etc.

6.7.     Litigation And Claims

6.8.     Insurance

6.16.    Employee, Officer, Director And Consultant Annual Compensation

6.18.    Material Changes

6.19.    Future Com  Assets And Liabilities

6.20     Encumbrances


Exhibits
--------

Exhibit A      Form Of Employment And Nonsolicitation Agreement

Exhibit B      Employment Agreements Regarding Richard Wachs And Christopher
               Webster

Exhibit C      Form Of Stock Option Agreement

Exhibit D      Agreement Regarding Repayment Of Debt Owed By Future Com

Exhibit E      Form SMR License Purchase Agreement

Exhibit F      Form Of Satellite License Purchase Agreement

Exhibit G      Registration Rights Agreement

Exhibit H      Form of Noncompetition Agreement

                            STOCK EXCHANGE AGREEMENT
                                     BETWEEN
                       GREENLEAF TECHNOLOGIES CORPORATION,
                         FUTURE COM SOUTH FLORIDA, INC.
                                       AND
               THE SHAREHOLDERS OF FUTURE COM SOUTH FLORIDA, INC.


     THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into to be effective as of November 4, 1999 (the "Effective Date"), between and among Greenleaf Technologies Corporation, a Delaware corporation ("Greenleaf"), Future Com South Florida, Inc., a Florida corporation ("Future Com"), and William Gale and Warren Blanck (the "Future Com Shareholders"). Each of Greenleaf, Future Com and the Future Com Shareholders may be referred to individually as a "Party", and all of Greenleaf, Future Com and the Future Com Shareholders may be referred to collectively as the "Parties".

     RECITALS

     A. The Parties to this Agreement desire to effect an exchange (the "Exchange") pursuant to which Greenleaf will deliver to the Future Com Shareholders 4,000,000 shares of restricted common stock of Greenleaf in exchange for all the issued and outstanding shares of common stock of Future Com. As a result of the Exchange, Greenleaf will own all the issued and outstanding securities of Future Com, and Future Com will become a wholly-owned subsidiary of Greenleaf. Future Com has no outstanding securities except for the shares of its common stock to be delivered to Greenleaf pursuant to the terms of this Agreement.

     B. The Board Of Directors of Greenleaf and the Future Com Shareholders have reviewed and approved this Agreement and have determined that the Exchange should be consummated pursuant to the terms and conditions hereinafter set forth in this Agreement.

     C. The Parties desire to effectuate the Exchange as a reorganization  under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     AGREEMENT

     In   consideration   of  the  premises  and  the  mutual   representations,
warranties, covenants and agreements herein contained, the Parties agree as follows:

     1. Definitions. As used in this Agreement the following terms have the meanings indicated:

          1.1. "Closing" refers to the consummation of the transactions contemplated by this Agreement.

          1.2. "Code" refers to the Internal Revenue Code of 1986, as amended.

          1.3. "Constituent Corporations" refers to Greenleaf and Future Com, collectively.

          1.4. "Delaware Law" refers to the Delaware General Corporation Law.

          1.5. "Effective Date" refers to 12:01 a.m. on November 4, 1999, at which time all rights and obligations of the parties shall accrue pursuant to the terms of this Agreement.

          1.6. "Exchange" refers to the exchange of 4,000,000 shares of Greenleaf Common Stock for all the issued and outstanding Future Com Common Stock pursuant to the terms and conditions of this Agreement.

          1.7. "Execution Date" refers to the date on which this Agreement is signed by the last to sign of all the signatories to this Agreement.

          1.8. "Florida Law" refers to the Florida General Corporation Act.

          1.9. "Future Com " refers to Future Com South Florida, Inc., a Florida corporation.

          1.10. "Future Com Common Stock" refers to the $1.00 par value common stock of Future Com.

          1.11. "Future Com Shareholders" means William Gale and Warren Blanck, who at the Effective Date and the Closing will together own all the outstanding Future Com Common Stock.

          1.12. "Future Com's Business" refers to the operation of Specialized Mobil Radio systems as carried on throughout the United States by Future Com prior to the Closing and any other business in which Future Com is engaged or in which Future Com plans to engage following the Closing.

          1.13. "Greenleaf" refers to Greenleaf Technologies Corporation, a Delaware corporation.

          1.14. "Greenleaf Common Stock" refers to the $.001 par value common stock of Greenleaf.

          1.15. "Greenleaf's Business" refers to the development and marketing of computer data security devices as carried on throughout the United States by Greenleaf prior to the Closing and any other business in which Greenleaf is engaged or in which Greenleaf plans to engage following the Closing.

          1.16. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Greenleaf or Future Com, as the case may be, any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of Greenleaf or Future Com, as the case may be.

          1.17. "1933 Act" refers to the Securities Act of 1933, as amended.

          1.18. "1934 Act" refers to the Securities Exchange Act of 1934, as amended.

          1.19. "SEC" refers to the United States Securities And Exchange Commission.

          1.20. "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Greenleaf or Future Com, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50 percent or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          1.21. "Transfer Agent" refers to the American Stock Transfer And Trust Co., located at 40 Wall Street, 46th Floor, New York, New York 10004.

     2. The Exchange; Additional Agreements.

          2.1. Exchange. Subject to the terms and conditions hereof, at the Closing, Greenleaf shall deliver to the Future Com Shareholders 4,000,000 shares of Greenleaf Common Stock in exchange for all the issued and outstanding Future Com Common Stock, with Greenleaf then being the sole shareholder of Future Com.

          2.2. Effective Date. Subject to compliance by the Parties with the covenants and agreements of, and satisfaction of the conditions contained in, this Agreement, the Parties shall take all actions as are required by law to make the Exchange effective. Upon the Closing of this Agreement, the Exchange shall become effective as of the Effective Date.

          2.3 Concurrent Agreements.

               2.3.1. Greenleaf Employment Agreements. At the Closing, Greenleaf and each of William Gale ("Gale") and Warren Blanck ("Blanck") shall enter into an Employment And Nonsolicitation Agreement substantially in the form attached to and made a part of this Agreement as Exhibit A (the "Employment And Nonsolicitation Agreement"). All material provisions of the Employment And Nonsolicitation Agreements executed by Greenleaf, Gale and Blanck, except for provisions related to specific business activities of Mr. Gale and/or Mr. Blanck, shall be substantially similar to the employment agreements previously executed by Greenleaf and each of Messrs. Richard Wachs and Christopher Webster, which agreements are attached to this Agreement as Exhibit B and which provide, among other things, that (i) payment to Messrs. Gale and Blanck by Greenleaf shall be deferred until such time as funds become available to Greenleaf which, in Greenleaf's sole discretion, are sufficient to provide for payment to Greenleaf's employees without jeopardizing Greenleaf's ongoing operations, and
(ii) Messrs. Gale and Blanck shall agree not to compete in the Specialized Mobile Radio ("SMR") industry in the United States without Greenleaf's prior approval.

               2.3.2. [Intentionally left blank.]

               2.3.3. Insurance Agreements.

                    2.3.3.1.D & O And Key Man Insurance. Promptly after the Closing, Greenleaf shall use its reasonable best efforts to obtain and thereafter maintain a directors' and officers' insurance policy covering errors or omissions of Greenleaf's directors and officers acting in such capacities, in the highest coverage amount available for a premium not to exceed $30,000 per year.

                    2.3.3.2.Medical Policies. Future Com shall maintain in effect the medical insurance policies set forth on Schedule 2.3.3.2 for the employees identified on that Schedule; provided however, that Greenleaf or Future Com may substitute other medical policies with substantially the same coverages and benefits as the policies set forth on Schedule 2.3.3.2.

               2.3.4. Expenses; Indebtedness. Each of Gale, Blanck, Greenleaf and Future Com agree as follows:

                    2.3.4.1.Gale and Blanck will jointly and severally pay, or reimburse Greenleaf and Future Com for, all costs incurred by Greenleaf and Future Com for maintenance of all SMR systems owned or operated by Future Com for the one-year period beginning on the Closing date;

                    2.3.4.2.Future Com shall be responsible for all lease payments in connection with Future Com's offices, office furniture, equipment and telephones, up to a maximum of $10,000 per month, for the one-year period beginning on the Closing date;

                    2.3.4.3.Future Com shall be responsible for all expenses paid towards insurance premiums paid in connection with the liability insurance maintained on Future Com's properties for the one-year period beginning on the Closing date;

                    2.3.4.4.Future Com shall be responsible for all expenses associated with telephone communications, including cellular telephones and long distance costs, incurred by Greenleaf and/or Future Com in connection with Future Com's properties for the one-year period beginning on the Closing date;

                    2.3.4.5.Future Com agrees to reimburse Gale and Blanck, up to a maximum of $850 per month for each of Gale and Blanck, for expenses incurred by Gale and Blanck in connection with the lease by Gale and Blanck of one automobile each for use by them in furtherance of Greenleaf's Business and Future Com's Business; and

                    2.3.4.6.Future Com and each of Uni-Call Communications, Inc. and Communications Concepts, Inc. (the "Debt Holders") shall enter into an agreement substantially in the form attached to this Agreement as Exhibit D and pursuant to which Future Com shall agree to repay $150,000 owed by Future Com to each of the Debt Holders.

               2.3.5. Purchase Of SMR Licenses. At the Closing, Gale and Blanck will enable Greenleaf and Future Com to enter into one or more agreements (the "SMR License Purchase Agreements") for the purchase of the four SMR frequency licenses described on Schedule 2.3.5. attached to and made a part of this Agreement (the "SMR Licenses") at a purchase price of $175,000 per SMR License payable in the form of restricted Greenleaf Common Stock at a rate equal to the last closing bid price of the Greenleaf Common Stock quoted on the OTC Bulletin Board on the Closing date, but in no event less than $.50 per share, as well as warrants to purchase an equal number of shares of restricted Greenleaf Common
Stock at an exercise price equal to the rate per share described in the preceding clause, with all the warrants to expire at 5:00 p.m. Austin, Texas time on the first anniversary of the Closing date. The shares and options shall be delivered to the respective sellers of the SMR Licenses upon the receipt by Future Com of the approval of the FCC to the transfer of the respective SMR Licenses to Future Com. The SMR License Purchase Agreement shall be in the form of Exhibit E attached to and made a part of this Agreement.

               2.3.6. Purchase Of Satellite License. Also at the Closing, Gale and Blanck will enable Greenleaf and Future Com to enter into an additional agreement (the "Satellite License Purchase Agreement") pursuant to which Greenleaf shall purchase the dedicated satellite license described on Schedule
2.3.6. attached to and made a part of this Agreement (the "Satellite License") at a purchase price of 75,000 restricted shares of Greenleaf Common Stock and options to purchase 75,000 restricted shares of Greenleaf Common Stock at an exercise price of $.50 per share, all of which options shall expire at 5:00 p.m., Austin, Texas time on the third anniversary of the Closing date. The shares and options shall be delivered to the seller of the Satellite License upon the receipt by Future Com of the approval of the FCC to the transfer of the Satellite License to Future Com. In addition, in order to obtain the release of all security interests and other interests in the Satellite License, Future Com shall pay 1,300,000 restricted shares of Greenleaf Common Stock and warrants to purchase an equal number of shares of restricted Greenleaf Common Stock at an exercise price of $.50 per share, with all the warrants to expire at 5:00 p.m. Austin, Texas time on the first anniversary of the Closing date. The shares and options shall be delivered upon the receipt by Future Com of the approval of the FCC to the transfer of the Satellite License to Future Com The Satellite License Purchase Agreement and release agreement shall be in the forms attached to and made a part of this Agreement as Exhibit F.

               2.3.7. Purchase Of Additional SMR Licenses. Effective as of the date of the Closing, Gale and Blanck shall grant to Future Com the right to purchase additional SMR frequency licenses (the "Additional Licenses") that are owned by or presented to Gale or Blanck or owned by or presented to an entity in which Gale or Blanck has a direct or indirect five percent or greater interest or for which Gale or Blanck serves as an officer, director, manager or partner (the "Additional License Owner"). With the approval of Greenleaf, Future Com shall have the right to purchase the Additional Licenses at a price equal to the cost of the Additional License to the Additional License Owner payable in the form of restricted Greenleaf Common Stock at a rate equal to the last closing bid price of the Greenleaf Common Stock quoted on the OTC Bulletin Board on the date of acquisition of the Additional License by Future Com but in no event less than $.50 per share, as well as warrants to purchase an equal number of shares of restricted Greenleaf Common Stock at an exercise price equal to the rate per share described in the preceding clause, with all the warrants to expire at 5:00 p.m. Austin, Texas on the first anniversary of the date of the acquisition of the Additional License by Future Com.

               2.3.8. Registration Rights Agreement. At the Closing, each of Gale, Blanck, Leonard Berg, Richard Wachs and Christopher J. Webster shall enter into an agreement with Greenleaf in the form of Exhibit G attached to and made a part of this Agreement concerning the registration and disposition of their respective shares of Greenleaf Common Stock.

               2.3.9. Option Agreements. At the Closing, Greenleaf shall grant to the individuals set forth below options to purchase the number of shares of restricted Greenleaf Common Stock set forth opposite their respective names, which options shall provide for an exercise priced $.80 per share and all of which options shall expire at 5:00 p.m., Austin, Texas time on the first anniversary of Closing date, and which options shall be evidenced by a stock option agreement in the form of Exhibit C attached to and made a part of this
Agreement:

                  Option Recipient                  Option Shares
                  ----------------                  -------------
                  Janette Schafer                       100,000
                  Wayne Keil                            100,000
                  Erica Davis                            50,000
                  Ed Buehler                             50,000
                  Joe Robilio                            50,000
                  Phyllis Schwartz                       50,000
                  Total:                                600,000
                                                        =======


          2.4. Covenant Not To Compete.

               2.4.1. Each of Gale and Blanck agrees that, until the later to occur of two (2) years after the Effective Date and one (1) year following the termination of his respective employment with or engagement as a consultant to Greenleaf or Future Com, that, without the prior written consent of Greenleaf, he will not directly or indirectly engage in (whether as a principal, consultant, proprietor, sales representative, shareholder, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

               2.4.2. As used herein, the terms:

                    2.4.2.1."Restricted Business" shall mean any business selling any products or services in competition with the business of Greenleaf or Future Com or with the Greenleaf Business or the Future Com Business or with the business of any entity controlled by or under common control with Greenleaf or Future Com, as of the Effective Date and/or as of any date during the period set forth in Section 2.4.1.

                    2.4.2.2."Restricted Territory" shall mean the United States or anywhere in the world outside the United States where Greenleaf or Future Com or any entity controlled by or under common control with Greenleaf or Future Com conducts business.

               2.4.3. If any restriction set forth in this Section 2.4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               2.4.4.  At the  Closing,  Greenleaf  shall  cause each of Leonard
Berg, Richard Wachs and Christopher J. Webster to enter into agreements providing for the same restrictions imposed on Gale and Blanck pursuant to this
Section 2.4., which agreements shall be in the form of Exhibit H attached to and made a part of this Agreement.

     3. Directors. At the Effective Date, the officers and directors of Future Com shall resign and Greenleaf, as the then-owner of all the outstanding Future Com Common Stock, shall cause the following to be elected as the directors of Future Com beginning as of the Effective Date: William Gale, Warren Blanck, Leonard Berg, Richard Wachs and Christopher J. Webster (the "New Board"). The New Board shall elect the following to serve in the offices indicated beginning as of the Effective Date: William Gale - President and Chief Executive Officer; Warren Blanck - Secretary and Treasurer; and Wayne Keil - Chief Financial Officer.

     4. Exchange Of Shares.

          4.1. Exchange Of Shares. At the Closing the following shall occur:

               4.1.1. Greenleaf shall deliver to each Future Com Shareholder 2,000,000 shares of restricted Greenleaf Common Stock in exchange for each outstanding share of Future Com Common Stock owned by that Future Com Shareholder, and each Future Com Shareholder shall deliver to Greenleaf a Future Com stock certificate representing all shares of Future Com Common Stock owned by that shareholder together with a duly executed stock power and assignment transferring those shares to Greenleaf.

               4.1.2. No fractional shares of Greenleaf Common Stock will be issued. Each shareholder of Future Com shall receive the number of shares of Greenleaf Common Stock set forth below:

                               Shares of Future Com       Shares of Greenleaf
Future Com Shareholder          Common Stock Held      Common Stock to be Issued
----------------------          -----------------      -------------------------
William Gale                          2,500                    2,000,000
Warren Blanck                         2,500                    2,000,000
                                      -----                    ---------
                       Totals:        5,000                    4,000,000
                                      =====                    =========

          4.2. Mechanics Of Exchange. At the Closing, each Future Com Shareholder who is the holder of a certificate that immediately prior to the Effective Date represented outstanding shares of Future Com Common Stock shall surrender that certificate, together with any other reasonably required documents, to Greenleaf, and that Future Com Shareholder shall be entitled, upon surrender, to receive in exchange therefor certificates representing shares of Greenleaf Common Stock in accordance with the terms of this Agreement. If any certificate for Greenleaf Common Stock is to be issued in a name other than that in which the certificate for shares of Future Com Common Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay any transfer or other taxes or fees required by reason of the issuance of certificates for Greenleaf Common Stock in a name other than that of the registered holder of the Future Com certificate surrendered. If any Future Com certificates representing shares of Future Com Common Stock shall have been lost or destroyed, the Future Com Shareholder who is the registered owner of those shares may obtain the certificate representing the Greenleaf Common Stock to which that Future Com Shareholder is entitled by reason of the consummation of the Exchange, provided that such Future Com Shareholder delivers to Greenleaf and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or in certain cases a bond satisfactory to Greenleaf and the Transfer Agent indemnifying Greenleaf and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates are thereafter presented to Greenleaf or the Transfer Agent for exchange.

     5. Representations And Warranties Of Greenleaf. Greenleaf represents and warrants to Future Com and the Future Com Shareholders as follows:

          5.1. Organization And Standing. Greenleaf is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Greenleaf has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. Greenleaf is licensed or qualified as a foreign corporation and is in good standing in every state, or other jurisdiction, wherein the character of its property or the nature of its activities makes such licensing or qualification necessary and wherein the failure to be so licensed or qualified would have a Material Adverse Effect on the business and operations of Greenleaf taken as a whole. Greenleaf has furnished Future Com or Future Com's counsel with copies of its Certificate Of Incorporation and Bylaws. These copies are true, correct and complete in the form in which they now exist and contain all amendments through the date of this Agreement.

          5.2. Capitalization. Greenleaf's entire authorized capital stock consists of 100,000,000 shares of Greenleaf Common Stock, par value $.001 per share. At August 1, 1999 there were 68,248,601 shares of Greenleaf Common Stock issued and outstanding. There are no shares of Greenleaf's preferred stock outstanding.

          5.3. Authority; Non-Contravention. Greenleaf has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Greenleaf of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Greenleaf are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Greenleaf and (assuming the due authorization, execution and delivery hereof by Future Com) constitutes a valid and binding obligation of Greenleaf enforceable against Greenleaf in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Greenleaf under any provision of (i) the Certificate Of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to Future Com) of Greenleaf, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, other agreement, instrument, permit, concession, franchise or license applicable to Greenleaf, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Greenleaf or to any of its properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Greenleaf, materially impair the ability of Greenleaf to perform its obligations hereunder, or prevent the consummation of any of the transactions contemplated hereby.

          5.4. Governmental Consents. Except for actions that have been or will be taken prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority on the part of Greenleaf is required in connection with the consummation of the transactions contemplated by this Agreement. As of the Closing, there will be no consent of any third party that has not been obtained and that is required in order to consummate the transactions being consummated at the Closing.

          5.5. Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Greenleaf, or by any of the directors or officers of Greenleaf, in connection with the transactions contemplated hereby, contains any untrue statement (attributable to Greenleaf) of a material fact. There is no fact known to Greenleaf which would cause a Material Adverse Effect on the business, prospects or financial condition of Greenleaf or any of Greenleaf's properties or assets taken as a whole, which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates, SEC filings by Greenleaf, if any, or statements in writing furnished in connection with the transactions contemplated by this Agreement. Greenleaf has fully provided Future Com with all the written information that Future Com has requested for the purpose of deciding whether to consummate the Exchange. Greenleaf agrees that, during the period between execution of this Agreement and the date of the Closing, Greenleaf will provide all additional information that Future Com reasonably requests.

          5.6. Reorganization. To Greenleaf's knowledge, it has not taken any action or failed to take any action which action or failure to take action would jeopardize the qualification of the Exchange as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing (i) Greenleaf has no plan or intention: to cause Future Com to issue any shares of stock following the Exchange; to reacquire any of the Greenleaf Common Stock issued in the Exchange; to liquidate Future Com; to merge Future Com with or into another corporation; to sell or otherwise dispose of any stock of Future Com; or to cause Future Com to sell or otherwise dispose of (except in the ordinary course of business) any of its assets, (ii) following the Exchange, Future Com will continue at least one significant historic business line of Future Com, or use at least a significant portion of Future Com's historic business assets in a business, in each case within the meaning of Treas. Reg. ss. 1.368-1(d), and (iii) Greenleaf does not own, nor has Greenleaf owned during the past five years, any capital stock of Future Com.

     6. Representations And Warranties Of Future Com. Future Com agrees, represents and warrants to Greenleaf as follows:

          6.1. Organization And Standing. Future Com is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Future Com has the requisite corporate power to own and operate its properties and assets, and to carry on its business as currently conducted and as proposed to be conducted. Future Com is licensed or qualified as a foreign corporation and is in good standing in every state, or other jurisdiction, wherein the character of its property or the nature of its activities makes such licensing or qualification necessary and wherein the failure to be so licensed or qualified would have a Material Adverse Effect on the business and operations of Future Com taken as a whole.

          6.2. No Subsidiaries. Future Com has no partially or wholly owned, direct or indirect, Subsidiaries.

          6.3. Capitalization. Future Com's entire authorized capital stock consists solely of 5,000 shares of Future Com Common Stock. As of the date of this Agreement and the date of Closing, there are and will be 5,000 shares of Future Com Common Stock issued and outstanding, all of which are and will be held by the Future Com Shareholders in the amounts set forth in Section 1.12 of this Agreement. There are no shareholders of Future Com or owners of any equity interests in Future Com other than the Future Com Shareholders.

     Future Com has granted no warrant, call, option, convertible security or other agreement or right (contingent or otherwise) to purchase or acquire any Future Com Common Stock or any other capital stock of Future Com, and Future Com has no other commitments to issue such warrant, call, option, convertible security or other right. Future Com has no obligation, contingent or otherwise, to purchase, redeem, or otherwise acquire any shares of Future Com's capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, except as permitted by this Agreement.

          6.4. Authority; Non-Contravention. Future Com has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Future Com of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board Of Directors and by the Future Com Shareholders, and except for the corporate filings required by state law, no other corporate proceedings on the part of Future Com are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Future Com and (assuming the due authorization, execution and delivery hereof by Greenleaf) constitutes a valid and binding obligation of Future Com enforceable against Future Com in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Future Com under, any provision of (i) the Articles Of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to Greenleaf) of Future Com, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement instrument, permit, concession, franchise or license applicable to Future Com, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Future Com or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, right, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Future Com, materially impair the ability of Future Com to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          6.5. Contracts And Commitments. Other than this Agreement and the agreements and documents contemplated herein, attached hereto as Schedule 6.5 is a list of all agreements, contracts, indebtedness, liabilities and other obligations known to Future Com to which Future Com is a party or by which Future Com is bound or subject, which are material to the conduct and operations of its business. True and complete copies of such agreements and obligations, if extant, have been made available for inspection by Greenleaf at the offices of Future Com. Except as set forth on Schedule 6.5, all of the contracts and other agreements listed on Schedule 6.5 are valid and binding upon Future Com in accordance with their terms, and neither Future Com nor, to the knowledge of Future Com, any other party is in default, nor has Future Com received or sent notice of default or of any unresolved claim, under any such contracts or other agreements. Except as separately identified on Schedule 6.5, no approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule 6.5 or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

          6.6. Compliance With Other Instruments. Future Com is not in violation of any term of its Articles Of Incorporation or Bylaws, or in any respect material to the business and operations of Future Com taken as a whole of any contract, agreement, instrument, judgment, decree, or order, except as set forth on Schedule 6.6 hereto. Except as set forth on Schedule 6.6, to the best of Future Com's knowledge Future Com is not in violation of any material federal, state, or local law, ordinance, statute, rule or regulation or any other material requirement of any governmental or regulatory body, court or arbitrator applicable to the business of that entity. Future Com holds, or believes that in the ordinary course of business it will be able to obtain, all licenses, permits, orders and approvals of any foreign, federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the business of Future Com (collectively, "Permits"). All Permits are in full force and effect; and no proceeding is pending or, to the knowledge of Future Com, threatened to revoke or limit any Permit.

          6.7. Litigation And Claims. Except as shown on Schedule 6.7 hereto, there is no action, suit, claim or legal, administrative or arbitral proceeding or investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending and known to Future Com or known and currently threatened against Future Com or any properties or assets of any of them, nor to the knowledge of Future Com is there a basis therefor which questions the validity of this Agreement or the right of Future Com to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any Material Adverse Change in the assets, condition, affairs or prospects of Future Com, financially or otherwise, nor does Future Com know of any meritorious basis for the foregoing. Neither Future Com nor any properties or assets of Future Com is a party or subject to the provisions of any order, writ, injunction, judgment, award or decree of any court or government or regulatory agency or instrumentality or arbitration tribunal of a material nature that has not been disclosed in
Schedule 6.7. All notices required to have been given to any insurance company listed as insuring against any action, suit or claim set forth on Schedule 6.7 have been timely and duly given and no insurance company has asserted, orally or in writing, that such claim is not covered by the applicable policy relating to such claim.

          6.8. Insurance. Future Com maintains the insurance coverage or policies described on Schedule 6.8.

          6.9. Governmental Consents. Except for actions that have been or will be taken prior to the Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or regulatory authority on the part of Future Com is required in connection with the consummation of the transactions contemplated by this Agreement. As of the Closing, there will be no consent of any third party that has not been obtained and that is required in order to consummate the transactions being consummated at the Closing.

          6.10. Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Future Com, or by any of the directors or officers of Future Com in connection with the transactions contemplated hereby, contains any untrue statement (attributable to Future Com) of a material fact. There is no fact known to Future Com which would cause a Material Adverse Effect on the business, prospects or financial condition of Future Com or any of its respective properties or assets taken as a whole, which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. Future Com has fully provided Greenleaf with all the written information that Greenleaf has requested for the purpose of deciding whether to consummate the Exchange. Future Com agrees that, during the period between execution of this Agreement and the date of the Closing, Future Com will provide all additional information that Greenleaf reasonably requests.

          6.11. Actions. Except as otherwise set forth in this Agreement or the Schedules hereto, during the period from the Execution Date to and including the date of Closing, Future Com will not have (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (b) incurred or increased the amount of any indebtedness for money borrowed or incurred any other liabilities or obligations, (c) made any loans or advances to any officer, director or shareholder, (d) sold, transferred, exchanged or otherwise disposed of any of its assets or rights, (e) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (f) made any capital expenditure or commitment therefor, (g) made any bonus or profit sharing distribution or payment of any kind, (h) written-off as uncollectable any notes or accounts receivable, (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any officer, director, employee or consultant,
(j) cancelled or waived any claims or rights, (k) made any change in any method of accounting or auditing practice, (l) otherwise conducted its business or entered into any transaction, other than in the usual and ordinary manner and in the ordinary course of its business, or (m) agreed, whether or not in writing, to do any of the foregoing.

          6.12. Taxes. All income, excise, occupation, franchise, and other taxes, duties or charges levied, assessed or imposed upon Future Com by the United States or by any government, state, municipality or governmental subdivision have been duly paid or adequately provided for or are being timely and properly contested, and all income, excise, franchise and other tax reports or other reports required by law or regulation have been duly filed or extensions have been duly obtained. All federal, state or other tax returns of Future Com have been filed by Future Com as required with the appropriate governmental agency and all assessments with respect to such periods have been paid or adequately provided for or are being timely and properly contested. Since its inception on August 9, 1999, (a) no audit of any federal, state, local or other tax returns of Future Com has been conducted, is in progress or, to Future Com's knowledge, has been threatened, (b) Future Com has not waived any statute of limitations with respect to any of its tax liabilities, including, without limitation, liability for federal income or any other taxes for any period prior to the date hereof, and (c) no consents have been filed pursuant to
Section 341(f) of the Code by Future Com or any transferor corporation to Future Com.

          6.13. Employees; No Retirement Obligations. The names of all the employees of Future Com are set forth in Schedule 6.16. Future Com has no obligation under any pension, retirement or similar plan or obligation, whether of a legally binding nature or in the nature of informal understandings. Future Com has no employment contracts, collective bargaining agreements, health, medical, long-term disability, dental, overriding royalty plans, or pension, bonus, profit-sharing, stock option, or 401(k) plans, or other agreements providing for employee remuneration or benefits, or any consulting, commission or fee agreements with independent contractors, except for relationships with accounting and law firms that may be terminated by Future Com at any time without payment of any penalty or other amounts other than fees and expenses previously incurred.

          6.14. Books And Records. With respect to matters occurring since the inception of Future Com, the minute books of Future Com contain complete and accurate records of all meetings and other corporate actions of Future Com's shareholders, Board Of Directors and all committees, if any, appointed by the Board Of Directors.

          6.15. Copies Of Documents. Future Com has caused to be made available, to the extent reasonably requested by Greenleaf, for inspection and copying by Greenleaf and its advisors, true, complete and correct copies of all documents referred to in any Schedule furnished by Future Com to Greenleaf.

          6.16. Employees, Officers, Directors, And Consultants. Schedule 6.16 sets forth the name and total annual compensation, from Future Com, of employee, each officer and director and of each other consultant, agent or other representative of Future Com other than day laborers and contract employees. Future Com has no commitment or agreement to continue to employ or retain, or to compensate in any manner, any such person after the Effective Date and, as of the Effective Date, Future Com is not indebted to any such person and, also as of the Effective Date, Future Com has no other liability to any such person. None of such persons has made a written threat to Future Com or to any of Future Com's officers or directors concerning such person's relationship with Future Com.

          6.17. Documents Delivered. Future Com has furnished to Greenleaf for its examination true and complete copies of the following: (a) the Articles Of Incorporation, as amended, and the Bylaws, as amended, of Future Com; (b) the minute book of Future Com, containing all records required to be set forth concerning all proceedings, consents, actions and meetings of the shareholders and the Board of Directors of Future Com; and (c) all material permits, orders, and consents (issued by a governmental or quasi-governmental authority) received by Future Com, or with respect to any security of Future Com, and all applications for such permits, orders and consents, except for permits, orders and consents, or applications therefor, issued to or received by Future Com in the ordinary course of Future Com's business. No amendments will be made to the Articles Of Incorporation or Bylaws of Future Com prior to the Closing without Greenleaf's consent.

          6.18. No Material Changes. Except as set forth in Schedule 6.18, from the Execution Date through the date of the Closing, none of the following has occurred:

               6.18.1. Any material transaction by Future Com;

               6.18.2.  Any  capital  expenditure  in excess of $5,000 by Future
Com;

               6.18.3.  Any changes in the condition  (financial or  otherwise), liabilities, assets, or business of Future Com that, when considered individually or in the aggregate, have a Material Adverse Effect except for general political, economic or industry changes that Future Com reasonably believes Greenleaf already has knowledge of from sources other than Future Com;

               6.18.4. The destruction of, damage to, or loss of any asset of Future Com (regardless of whether covered by insurance) as a direct or indirect result of the action or inaction of Future Com that, when considered individually or in the aggregate, has a Material Adverse Effect upon the condition (financial or otherwise) or business of Future Com;

               6.18.5. Any labor matters or other events or conditions of any character that, when considered individually or in the aggregate, have a Material Adverse Effect upon the condition (financial or otherwise) of Future Com except for general political, economic or industry changes that Future Com reasonably believes Greenleaf already has knowledge of from sources other than Future Com;

               6.18.6. Any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Future Com;

               6.18.7. Any issuance or sale or authorization for issuance or sale of additional shares of any class of capital stock, or subscriptions, options (including employee stock options), warrants, rights or convertible securities or other agreements obligating Future Com to issue shares of its capital stock;

               6.18.8. The declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of Future Com, or any direct or indirect redemption, purchase or other acquisition by Future Com of any of its shares of capital stock, except as otherwise permitted in this Agreement;

               6.18.9. Any increase in the salary or other compensation payable or to become payable by Future Com to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment by Future Com of a bonus or other additional salary or compensation to any such person;

               6.18.10. The amendment or termination of any contract, agreement, or license to which Future Com is directly a party, except for amendment or termination of customer contracts in the ordinary course of Future Com's business.

               6.18.11. Any loan by Future Com to any person or entity, or the guaranteeing by Future Com of any loan;

               6.18.12. Any mortgage, pledge or other encumbrance of any asset of Future Com by Future Com or as a direct or indirect result of the action or inaction of Future Com;

               6.18.13. The waiver or release of any right or claim of Future Com by Future Com;

               6.18.14. Any other events or conditions of any character within the knowledge of Future Com that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business or assets of Future Com except for general political, economic or industry events or conditions that Future Com reasonably believes Greenleaf already has knowledge of from sources other than Future Com;

               6.18.15. The issuance or sale by Future Com of any shares of its capital stock of any class, or of any other of its securities;

               6.18.16. The granting, by Future Com, exercise or expiration of options or other rights to purchase securities of Future Com; or

               6.18.17. Any agreement by Future Com to do any of the things described in this Section 6.18.

          6.19. Assets; Undisclosed Liabilities. Schedule 6.19 to this Agreement sets forth all the assets and liabilities of Future Com. Notwithstanding any other provision of this Agreement, at the Effective Date, except as provided for in Schedule 6.19, Future Com does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, including any debt, liability or obligation relating to or arising out of any act, transaction, circumstance or state of facts that occurred or existed on or before the Execution Date or the date of Closing.

          6.20 No Encumbrances. All of Future Com's interests in tangible and intangible property are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, encumbrances, equities, claims, conditions, or restrictions, except for (a) those restrictions, conditions or liens disclosed in Schedule 6.20 to this Agreement; (b) the lien of current taxes not yet due and payable; and (c) matters that, in the aggregate, are not substantial and do not materially detract from or interfere with the present or intended use of these assets, or do not materially impair the business operations of Future Com. Future Com does not own any real property. Future Com does not occupy any real property in violation of any law, regulation or decree.

          6.21. No Encumbrances On Future Com Common Stock. The Future Com Common Stock being exchanged by the Future Com Shareholders is owned by the Future Com Shareholders free and clear of any liens, claims, encumbrances or restrictions of any kind, and none of those shares is subject to options, rights, warrants, or other agreements or commitments by which the Future Com Shareholders are or may become obligated to transfer those shares of Future Com Common Stock other than pursuant to this Agreement.

          6.22. Reorganization. To the knowledge of Future Com, Future Com has not taken any action or failed to take any action, which action or failure to take action would jeopardize the qualification of the Exchange as a reorganization within the meaning of Section 368(a) of the Code. Without limiting the foregoing: (i) to the knowledge of the executive officers of Future Com, there is no plan or intention on the part of the holders of Future Com Common Stock to sell, exchange, or otherwise dispose of a number of shares of Greenleaf Common Stock that would cause paragraph 2 of Section 7.03 of Rev. Proc. 77-37 (as amplified) not to be true as applied to the Exchange, and of the outstanding Future Com Common Stock, (ii) as of the Effective Date, Greenleaf will hold "substantially all" of Future Com's properties within the meaning of
Section 368(a)(2)(D) of the Code and Rev. Proc. 77-37 (as amplified), and (iii) there is no intercorporate indebtedness between Future Com and Greenleaf.

          6.23. Restricted Stock. Each of the Future Com Shareholders understands and agrees that the issuance of the shares of Greenleaf Common Stock has not been registered under federal or state securities laws and the shares of Greenleaf Common Stock are "restricted" securities as defined in Rule 144 under the 1933 Act. Each of the Future Com Shareholders understands and agrees that no holder of Future Com Common Stock may sell, offer for sale, transfer, pledge or hypothecate the shares of Greenleaf Common Stock received pursuant to this Agreement in the absence of an effective registration statement covering that transaction, under all applicable federal and state securities laws, unless that transaction is exempt from registration under all applicable federal and state securities laws, including an exemption under Rule 144 promulgated under the 1933 Act.

     7. Certain Agreements.

          7.1. Access And Information. Future Com shall give to Greenleaf and its representatives, and Greenleaf shall give to Future Com and its representatives, during normal business hours from the Execution Date until the Effective Date, full access to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to Future Com or Greenleaf, respectively, with all information reasonably requested by the other Party. Except as agreed to by Future Com and Greenleaf, all information obtained hereunder which is not otherwise public shall be held confidential and, in the event of termination of this Agreement, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the Party from which they were obtained. At the Closing, Future Com shall deliver to Greenleaf all books, contracts, and records (including tax returns and insurance policies) of or relating to Future Com.

          7.2. Shareholder Authorization. Future Com shall provide Greenleaf with evidence of the approval of this Agreement and the transactions contemplated by this Agreement by Future Com's shareholders in accordance with all applicable laws and the governing documents of Future Com.

          7.3. Operation Of Business. Each of Future Com and Greenleaf agrees with the other that from the Execution Date to the Effective Date, except as otherwise consented to or approved by the other in writing, each will operate its business as presently operated in the ordinary course, and, consistent with those operations, each of Future Com and Greenleaf will substantially comply with all applicable legal and contractual obligations, except where noncompliance will not cause a Material Adverse Effect on their respective operations, and will use its best efforts consistent with past practices to preserve the goodwill of its suppliers, customers and others with whom it has business relationships; and neither Future Com nor Greenleaf, without the written consent of the other Party, (a) shall institute nor use any methods of purchase, sale, lease, management, accounting or operation that are inconsistent with practices normally followed or that vary substantially from those methods used by that Party as of the date of this Agreement, (b) will take any action (or omit to take any action) which action or omission would cause any representation to be untrue at any time prior to the Effective Date as if that representation or warranty were made at and as of the Effective Date, or make any change in any method of reporting income or expenses for federal income tax purposes.

          7.4. Preservation Of Business. Unless it has the written consent of the other Party to this Agreement, Future Com and Greenleaf will each use its best efforts to preserve its business organization intact and to preserve its present relationships with suppliers, customers and others having business relationships with it.

          7.5. Tax Cooperation.

               7.5.1. After the Effective Date, each of Greenleaf, Future Com and the Future Com Shareholders shall cooperate, and cause their respective directors, employees, officers and representatives to cooperate, with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any tax return or report, amended return or report, claim for refund in any tax claim or litigation in respect of Greenleaf or Future Com, or Future Com's or Greenleaf's activities, which cooperation shall include, but not be limited to, making available to the other all information, records, and documents in their possession relating to the liabilities for taxes associated with Greenleaf or Future Com, except as may be limited by this Agreement. Greenleaf and Future Com also shall make available to the other, as reasonably requested and available, the personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with taxes as well as related litigation. Any information provided or obtained pursuant to this Section 7.5.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or reports, refund claims, audits, tax claims and litigation. The Future Com Shareholders, with the assistance of Future Com and Greenleaf as requested and furnished pursuant to this Section 7.5.1, shall prepare and file a federal and state tax return on behalf of Future Com for the year ended December 31, 1998, which tax return shall be filed by the applicable due date including applicable extensions. Copies of the tax return filed pursuant to this Section 7.5.1 shall be promptly provided to each Party. The Future Com Shareholders shall cause the tax return to be prepared in sufficient detail to determine the tax basis of the investments as of the Effective Date.

               7.5.2. Future Com and Greenleaf shall provide written notice to the other on or before 15 days after learning of any pending or threatened tax audit, tax assessment or tax proceeding related to Future Com or Greenleaf for whole or partial periods for which a claim for payment or reimbursement may be made by the Future Com Shareholders or Greenleaf against the other. The notice required by the previous sentence shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall include copies of any notice or other document received from any tax authority in respect of any such matters. If a Party (the "Claiming Party") has knowledge of an asserted tax liability with respect to a matter for which that Claiming Party may make a claim against the other Party (the "Defending Party") and the Claiming Party fails to give the Defending Party prompt notice of that asserted tax liability as required by this Section 7.5.2 and (i) if the Defending Party is precluded by the failure to receive prompt notice from contesting the asserted tax liability in both the administrative and judicial forums, then the Defending Party shall have no responsibility for any taxes or penalties arising out of that asserted tax liability, and (ii) if the Defending Party is not so precluded from contesting, but such failure to receive prompt notice results in a detriment to the Defending Party, then any amount that the Defending Party is otherwise required to pay to the Claiming Party pursuant to this Agreement shall be reduced by the amount of such detriment, provided that the Claiming Party shall nevertheless be entitled to full payment as provided pursuant to this Agreement to the extent, and only to the extent, that the Claiming Party can establish that the Defending Party was not prejudiced by such failure.

               7.5.3. In the event of an audit or dispute with a taxing authority over taxes for which a Party is primarily liable pursuant to this Agreement, that Party will be entitled to control the proceedings related to those taxes (including action taken to pay, compromise, or settle those taxes), provided that Greenleaf, Future Com and the Future Com Shareholders shall jointly control, in good faith with each other, any proceeding related to a taxable period that begins before and ends after the Effective Date and which Greenleaf, Future Com, and/or the Future Com Shareholders have liability for pursuant to this Agreement, provided further, however, that Greenleaf will in any event be entitled to solely control any proceeding that relates to or impacts a consolidated, combined or unitary return filed in any jurisdiction by Future Com and Greenleaf. Reasonable out-of-pocket expenses with respect to such contest shall be borne by the Parties in proportion to their responsibility for those taxes as set forth in this Agreement. The Party that is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

               7.5.4. Greenleaf, Future Com and the Future Com Shareholders shall have possession of their own and their subsidiaries', if applicable, tax records after the Closing. Greenleaf, Future Com and the Future Com Shareholders shall make available to each other for inspection and copying during normal business hours, in connection with the preparation of tax returns, audits and litigation, all tax records in their possession relating to Greenleaf, Future Com or the Future Com Shareholders or their respective activities for a period prior to the Effective Date, taxable periods for which Greenleaf, Future Com and the Future Com Shareholders may share tax liabilities, and tax records that are relevant to periods following the Effective Date. Greenleaf, Future Com and the Future Com Shareholders shall preserve and keep all such tax records in their possession until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by law, but in any event for a period not less than seven years after the Tax Closing Date. Notwithstanding the foregoing, any of the Parties may dispose of those records provided 90 days advance written notice of the intent to dispose is given to other Party. Such notice shall be delivered in accordance with the provisions of Section 19 of this Agreement and shall include a list of the records to be disposed of which shall describe in reasonable detail each file, book or other record accumulation to be disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within that 90 day period, all or any part of those tax records. For purposes of this Section 7.5.4 tax records include, without limitation, journal vouchers, cash vouchers, general ledgers, material contracts, and other related records.

          7.6. Interim Operations. From the Execution Date to the Effective Date, Future Com will not, unless Greenleaf gives its prior written approval:
(a) amend or otherwise change its Articles Of Incorporation or Bylaws; (b) issue or sell or authorize for issuance or sale additional shares of any class of capital stock, or subscriptions, options (including employee stock options), warrants, rights or convertible securities or other agreements obligating Future Com to issue shares of its capital stock; (c) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock; (d) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) issue any instrument that permits participation in the revenues or profits of Future Com; (f) incur any indebtedness except for accounts payable in the ordinary course of its business; (g) permit the sale or encumbrance of any of the assets of Future Com; (h) enter into any employment or severance agreements or similar agreements with any person; or (i) agree to, make, engage in or allow to occur or continue any of the following:

               7.6.1. Any material transaction;

               7.6.2. Any capital expenditure in excess of $5,000;

               7.6.3. Any changes in its condition (financial or otherwise), liabilities, assets, or business that, when considered individually or in the aggregate, have a Material Adverse Effect;

               7.6.4. The destruction of, damage to, or loss of any asset of Future Com (regardless of whether covered by insurance) as a direct or indirect result of the action or inaction of Future Com, that, when considered individually or in the aggregate, has a Material Adverse Effect upon the condition (financial or otherwise) or business of Future Com;

               7.6.5. Any labor troubles or other events or conditions of any character that, when considered individually or in the aggregate, have a Material Adverse Effect upon the condition (financial or otherwise) or business of Future Com;

               7.6.6. Any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

               7.6.7. Any increase in the salary or other compensation payable or to become payable to any of its officers or directors, or the declaration, payment, or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

               7.6.8. The material amendment or termination of any material contract, agreement, or license to which it is a party, except with respect to the amendment or termination of Future Com's customer contracts in the ordinary course of Future Com's business;

               7.6.9. Any loan to any person or entity, or the guaranteeing of any loan;

               7.6.10. Any mortgage, pledge or other encumbrance of any asset of Future Com by Future Com or as a direct or indirect result of the action or inaction of Future Com; or

               7.6.11. The waiver or release of any right or claim of Future Com by Future Com.

          7.7. Reorganization. During the period from the Execution Date through the Effective Date, unless the other Parties shall otherwise agree in writing, neither of Future Com or Greenleaf shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Exchange as a reorganization within the meaning of Section 368(a) of the Code.

          7.8. Accuracy Of Representations. Each Party will take all reasonable action necessary to render accurate, as of the Closing, its representations and warranties contained in this Agreement, and it will refrain from taking any action that would render any such representation or warranty inaccurate as of that time. Each Party will use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to the terms of this Agreement.

          7.9. Consents, Waivers And Approvals. Each of Future Com and Greenleaf hereby undertake to use its best efforts to obtain in writing, as soon as practicable after the Execution Date, all such consents, waivers, approvals and authorizations required prior to the consummation of the Exchange.

          7.10. Notice Of Breach Of Warranty. Future Com will immediately give notice to Greenleaf of the occurrence of any event or the failure of any event to occur that has resulted in a breach of Future Com's representations or warranties or a failure by Future Com to comply with any covenant, condition or agreement contained in this Agreement. Greenleaf will immediately give notice to Future Com of the occurrence of any event or the failure of any event to occur that has resulted in a breach of Greenleaf's representations or warranties or a failure by Greenleaf to comply with any covenant, condition or agreement contained in this Agreement.

          7.11. Additional Documents; Further Assurances. In addition to the schedules and other items specifically required to be furnished hereunder, Future Com and Greenleaf hereby agree that each will promptly furnish to the other such further schedules, certificates and other instruments and take such other action as may reasonably be requested in order to effectuate the purposes of this Agreement.

          7.12. Notice Of Inaccurate Information. Future Com and Greenleaf each will notify the other in writing as soon as possible of any events or occurrences that have happened or that may happen and that have caused or that may cause any of the information contained in this Agreement or in the Schedules to this Agreement to become inaccurate or incomplete.

          7.13. Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be directed by Greenleaf. Notwithstanding anything to the contrary in this Section, any Party to this Agreement shall be permitted unilaterally to make such notices and to engage in such publicity as it reasonably deems necessary to comply with applicable laws and regulations, including their respective reporting obligations, if any, under the 1934 Act. The provisions of this Section shall remain in effect only until the earlier to occur of the Closing or the termination of this Agreement.

     8. Conditions To Performance By All Parties. The obligations of all Parties to effect the Exchange shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          8.1. The Exchange shall have been approved by the Board Of Directors and shareholders of Future Com in accordance with Florida Law and any other laws applicable to this transaction and Agreement to which Future Com is subject.

          8.2. The Exchange shall have been approved by the board of directors of Greenleaf in accordance with Delaware Law.

          8.3. At the Effective Date, there shall not be in effect any court order restraining or prohibiting consummation of the Exchange, or any pending proceeding brought by, or before, any governmental commission, board, agency, court or body with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Exchange or in which it is sought to obtain divestiture of a material amount of assets of either Future Com or Greenleaf and their respective Subsidiaries taken as a whole.

     9. Conditions Precedent To Performance By Future Com. The obligations of Future Com to effect the Exchange shall be, at Future Com's option, subject to the fulfillment at or prior to the Effective Date of the following conditions (unless any or all of them is waived by Future Com):

          9.1. The representations and warranties of Greenleaf set forth in this Agreement, including the attached Schedules, shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Effective Date as though made at and as of the Effective Date, except for changes which do not have a Material Adverse Effect on Greenleaf and except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Future Com. Future Com shall have received a certificate of Greenleaf, dated the Effective Date and duly executed by its President and Secretary, as to the accuracy of their respective representations and warranties as of the Effective Date.

          9.2. Future Com shall have received an opinion of counsel from legal counsel to Greenleaf, dated the Effective Date, substantially to the effect that:

               9.2.1. The incorporation, existence, good standing and capitalization of Greenleaf are as stated in this Agreement and the shares of Greenleaf Common Stock to be issued to and received by the Future Com Shareholders pursuant to this Agreement will be duly and validly authorized and issued, fully paid and non-assessable.

               9.2.2. Greenleaf has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Greenleaf, and (assuming the due and valid authorization, execution and delivery by Future Com) constitutes the legal, valid and binding agreement of Greenleaf.

               9.2.3. To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Greenleaf or its Subsidiaries by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               9.2.4. The execution and performance by Greenleaf of this Agreement will not violate the Certificate Of Incorporation or Bylaws of Greenleaf.

               9.2.5. To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Greenleaf or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

     In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Greenleaf, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

          9.3. Greenleaf shall have performed all obligations required to be performed by them and shall have furnished all documents, schedules and instruments required to be furnished by them under this Agreement at or prior to the Effective Date. Future Com shall have received a certificate of Greenleaf, dated the Effective Date and duly executed by its President to this effect.

     10. Conditions Precedent To Performance By Greenleaf. The obligations of Greenleaf to effect the Exchange shall be, at Greenleaf's option, subject to the fulfillment at or prior to the Effective Date of the following conditions:

          10.1. The representations and warranties of Future Com set forth in this Agreement, including the attached Schedules, shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Effective Date as though made at and as of the Effective Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Greenleaf. Greenleaf shall have received a certificate of Future Com, dated the Effective Date and duly executed by its President and Secretary, as to the accuracy of its representations and warranties.

          10.2. Greenleaf shall have received an opinion of counsel from legal counsel to Future Com, dated the Effective Date, substantially to the effect that:

               10.2.1. The incorporation, existence, good standing and capitalization of Future Com are as stated in this Agreement; all outstanding shares of Future Com Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Future Com to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement.

               10.2.2. Future Com has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Future Com, and (assuming the due and valid authorization, execution and delivery by Greenleaf) constitutes the legal, valid and binding agreement of Future Com.

               10.2.3. To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Future Com or its Subsidiaries by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               10.2.4. The execution and performance by Future Com of this Agreement will not violate the Articles Of Incorporation or Bylaws of Future Com.

               10.2.5. To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Future Com or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

     In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Future Com, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

          10.3. Future Com shall have performed all obligations required to be performed by it and shall have furnished all documents, schedules and instruments required to be furnished by it under this Agreement at or prior to the Effective Date. Greenleaf shall have received a certificate of Future Com, dated the Effective Date and duly executed by its President to this effect.

          10.4. No holders of the shares of Future Com Common Stock outstanding prior to the Exchange shall have exercised their appraisal rights in connection with the Exchange.

          10.5. On or before the date of Closing, all necessary approvals and consents of any Parties as set forth in Schedule 6.5 shall have been obtained by Future Com and delivered to Greenleaf.

          10.6. At or before the Closing, Greenleaf shall have been furnished with all documents that they reasonably may require for the purpose of enabling them to pass upon the valid exchange of the Greenleaf Common Stock for Future Com Common Stock and in order to evidence the accuracy of any of the representations or warranties and the fulfillment of any of the conditions contained in this Agreement. All proceedings taken by Future Com in connection with the consummation of transactions contemplated by this Agreement shall be satisfactory in form and substance to Greenleaf.

     11. Indemnification By Greenleaf. Greenleaf hereby agrees to indemnify and hold harmless Future Com, Future Com's officers, directors, shareholders, employees and agents against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to attorneys' fees and other expenses of investigation and defense of any claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

          11.1. Any breach of Greenleaf's covenants, agreements, warranties or representations contained in this Agreement.

          11.2. Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement relates to information concerning Greenleaf or its operations.

          11.3. The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning Greenleaf or their operations.

          11.4. The operations of Greenleaf, or the acts of their employees, acting in their capacities as such, prior to the Closing, except that Greenleaf shall not indemnify Future Com or its officers, directors, employees and agents for liabilities incurred by Future Com in the ordinary course of business prior to the Closing.

          11.5. Actions or inactions of Greenleaf, or the agents of Greenleaf acting in their capacity as agents, prior to the Closing, except any such costs or losses incurred through reasonable and good faith acts in the ordinary course of the business of Greenleaf.

     12. Indemnification By Future Com And The Future Com Shareholders

          12.1. Future Com and each of the Future Com Shareholders hereby agrees to jointly and severally indemnify and hold harmless Greenleaf and Greenleaf's officers, directors, employees and agents against any and all losses, damages, liabilities, costs and expenses (including but not limited to attorneys' fees and other expenses of investigation and defense of any claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

               12.1.1.  Any  breach  of  Future  Com's  covenants,   agreements,
warranties or representations contained in this Agreement.

               12.1.2. Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning Future Com and its operations.

               12.1.3. The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, including Future Com's representations contained in Section 6.19 regarding undisclosed liabilities, but only if the omission relates to information concerning Future Com and its operations.

               12.1.4. The operations of Future Com or the acts of their employees, acting in their capacities as such, prior to the Closing, except that the Future Com Shareholders shall not indemnify Greenleaf or Greenleaf's officers, directors, employees and agents for liabilities incurred by Greenleaf through reasonable and good faith acts in the ordinary course of business of Future Com prior to the Closing.

               12.1.5. Actions or inactions of Future Com, or the agents of Future Com (excluding sales agents) acting in their capacity as agents, prior to the Closing, except any such costs or losses incurred through reasonable and good faith acts in the ordinary course of the business of Future Com.

          12.2. Each of the Future Com Shareholders represents and warrants to Greenleaf as follows:

               12.2.1. Benefits Of Agreement. All the outstanding capital stock of Future Com is owned by the Future Com Shareholders in the amounts described in Section 1.12. Each of the Future Com Shareholders acknowledges and agrees that Future Com Shareholder will be receiving benefit from the transactions entered into pursuant to this Agreement and other transactions entered into between and among the Future Com Shareholders, Future Com and/or Greenleaf in connection with the transactions contemplated by this Agreement.

               12.2.2. Reliance On Representations And Warranties. Each of the Future Com Shareholders understands that Greenleaf, in entering into this Agreement, is relying upon the agreements, representations, and warranties made by Future Com and upon the agreement of the Future Com Shareholders herein made in this Section 12.

     13. Notice Of Claim. Should any Party (the "Indemnified Party") suffer any loss, damage or expense for which the other Party (the "Indemnifying Party") is obligated to indemnify and hold such Indemnified Party harmless pursuant to
Section 11 or 12 of this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any matter hereunder if the Indemnified Party has failed to use its best efforts to notify the Indemnifying Party thereof in accordance with the provisions of the Agreement in sufficient time to permit the Indemnifying Party and its counsel to defend against such matter and to make a timely response thereto, including without limitation, the preparation and assertion of an answer or other responsive motion to a complaint, petition, notice or other legal, equitable or administrative process relating to any such claim. Notice of the intention of the Indemnifying Party to contest any such claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of any such claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party's own expense if the Indemnifying Party selects different counsel of its own choosing. If the Indemnifying Party does not elect to contest any such claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim. If the Indemnifying Party elects to contest any claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such claim.

     14. Closing. Subject to the terms and conditions contained in this Agreement, the Closing shall take place on or before November 4, 1999, or on such other date or at such other time as shall be agreed to by the Parties, by exchange of documents by overnight courier or facsimile. At the Closing, the following shall occur:

          14.1. Future Com shall deliver to Greenleaf (a) a certificate executed by the President and Secretary of Future Com dated as of the Closing certifying that the representations and warranties of Future Com in this Agreement are true and correct in all material respects at and as of the Effective Date as though each representation and warranty had been made on that date; (b) the stock book, stock ledger, minute book and corporate seal of Future Com, and (c) such other documents as are required to be delivered to Greenleaf under the terms of this Agreement, including the opinion of counsel described in Section 10.2.

          14.2. The Future Com Shareholders shall deliver to Greenleaf stock certificates representing the shares of Future Com Common Stock that are being exchanged for Greenleaf Common Stock pursuant to Section 4 of this Agreement together with duly executed stock powers and assignments transferring those shares to Greenleaf.

          14.3. Greenleaf shall deliver to each of the Future Com Shareholders, upon receipt from the Future Com Shareholders by Greenleaf of the stock certificates described in Section 14.2, stock certificates representing the shares of Greenleaf Common Stock to be issued pursuant to this Agreement in exchange for Future Com Common Stock and the opinion of counsel described in
Section 9.2.

          14.4. Greenleaf shall deliver to Future Com (a) a certificate executed by the President and Secretary of Greenleaf dated as of the Closing, certifying that the representations and warranties of Greenleaf in this Agreement are true and correct in all material respects at and as of the Effective Date, as though each representation and warranty had been made on that date; and (b) such other documents are required to be delivered to Future Com under the terms of this Agreement.

          14.5. Greenleaf and each of Gale and Blanck shall execute the Employment And Nonsolicitation Agreements pursuant to Section 2.3.1 of this Agreement.

          14.6. Each of the persons named in Section 2.4.4 shall execute and deliver to Greenleaf a noncompetition agreement in the form of Exhibit H attached to and made a part of this Agreement.

          14.7. Greenleaf and the Debt Holders named in Section 2.3.4.6 shall sign, and Greenleaf shall deliver to the Debt Holders, the promissory notes required to be delivered pursuant to Section 2.3.4.6.

          14.8. Greenleaf and the recipients of options named in Section 2.3.9 shall sign, and Greenleaf shall deliver to the recipients of options, the option agreements required to be delivered pursuant to Section 2.3.9.

          14.9. Each of Parties agrees that it will at any time and from time to time after the Closing, upon the request of any other Party, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, powers of attorney and assurances as may be required for the purpose of effectuating the consummation of the transactions contemplated by this Agreement.

     15. Termination And Abandonment Of The Exchange.

          15.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the consummation of the Exchange by the mutual consent of the Boards of Directors of Greenleaf and Future Com.

          15.2. Effect Of Termination. In the event of termination and abandonment under Section15.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or their respective officers and directors, except that the provisions of the second sentence of
Section 7.1 hereof and the provisions of Section 22 hereof shall continue in effect.

     16. Amendment Or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or condition hereof may be waived, but only by a written instrument executed by Future Com and Greenleaf; provided, however, the terms of the Exchange concerning the ratio of the conversion of shares of Future Com Common Stock may be amended, modified or superseded only with the approval of Greenleaf and Future Com and the Future Com Shareholders. Except as expressly otherwise required by the previous sentence or applicable law, no shareholders approval shall be required for any amendment, modification or waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.

     17. Entire Agreement. This Agreement, together with the Schedules hereto, and the documents referred to herein, constitutes the entire agreement among the Parties with respect to the Exchange, and supersedes all prior arrangements or understandings with respect thereto.

     18. Notice. All notices, requests, demands, directions and other communications ("Notices") provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this
Section 18. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section 18. When sent by telecopier or facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

               GREENLEAF:

               Greenleaf Technologies Corporation
               ATTN: Leonard Berg
               8834 Capital of Texas Highway North, Suite 150
               Austin, Texas 78759
               Facsimile:  (521) 349-9780

               FUTURE COM:

               Future Com South Florida, Inc.
               ATTN:  William Gale
               5440 N.W. 33rd Avenue, Suite 104Fort Lauderdale, Florida  33309
               Facsimile:  (954) 497-1129

               FUTURE COM SHAREHOLDERS:

               William Gale
               5440 N.W. 33rd Avenue, Suite 104Fort Lauderdale, Florida  33309
               Facsimile:  (954) 497-1129

               Warren Blanck
               5440 N.W. 33rd Avenue, Suite 104Fort Lauderdale, Florida  33309
               Facsimile:  (954) 497-1129

     Any Party may change his or its  respective  address  for  purposes of this
Section 18 by giving the other Party Notice of the new address in the manner set forth above.

     19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

     20. Headings. The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     21. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     22. Expenses. Regardless of whether the transactions provided for herein are consummated, each Party to this Agreement will pay its respective costs and expenses.

     23. Nature And Survival Of Representations. All statements contained in this Agreement and in the Schedules to this Agreement shall be deemed representations and warranties by the applicable Party under this Agreement. All representations and warranties made by the Parties in this Agreement or pursuant to this Agreement shall be true and accurate as of the Closing in all material respects. The obligation that the representations and warranties be accurate as of the Closing in all material respects shall survive the Closing and continue in full force and effect. In addition, all obligations relating to indemnification under this Agreement shall survive the Closing and continue in full force and effect.

     24. Benefits And Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. The Parties agree that this Agreement is made solely for the benefit of the Parties and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The terms "successor" or the term "successors and assigns" as used in this Agreement shall not include any holders of the Future Com Common Stock, or recipients of the Greenleaf Common Stock pursuant to this Agreement.

     25. Specific Performance. Each Party's obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under the law.

     26. Brokers. Each of Greenleaf and Future Com represents and warrants to the other that all of its negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly, without the intervention of any other person, so as not to give rise to any valid claim against any Party hereto for a finder's fee, brokerage commission or other like payment.

     27. Costs. If any legal action or other proceeding is brought by one of the Parties to this Agreement against another Party to this Agreement for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     28. Termination On Default. If Greenleaf or Future Com materially defaults in the due and timely performance of any of its or their warranties, covenants or agreements under this Agreement, then the nondefaulting Party may at the time set for the Closing give notice of termination of this Agreement, in the manner provided in Section 18. A notice shall specify with particularity the default or defaults on which the notice is based. The defaulting Party, however, shall have the right to cure such default or defaults within 30 days after the date set for Closing. The termination shall be effective 30 days after the date set for Closing, unless the specific default or defaults have been cured on or before this effective date for termination.

     29. Choice Of Law. This Agreement shall be governed by, construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

     30. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in the United States by arbitration (except as provided below), in accordance with the rules then obtaining, of the American Arbitration Association (the "Association") and shall proceed pursuant to the Association's Commercial Dispute Resolution Procedure Rules (the "Rules"). If the subject of the arbitration involves an intellectual property, corporate, or bankruptcy matter, as determined by the Association, then the arbitrator(s) shall have had experience in that subject. The Association is authorized to make arrangement for this arbitration, to be held in Austin, Texas under the Rules. Three arbitrators shall decide all issues; Greenleaf is entitled to appoint one arbitrator of its choice and all other parties to the dispute are entitled to appoint one arbitrator of their own choice and those two arbitrators shall mutually choose the third arbitrator who shall be the chairperson of the arbitration panel. If no agreement concerning the choice of the third arbitrator can be reached by those two appointed arbitrators within 15 calendar days from the date of the appointment of the last party-appointed arbitrator, the third arbitrator shall be chosen pursuant to the Rules. In addition, in the event of a dispute for which the aggrieved party seeks immediate equitable relief, including without limitation an injunction, the appropriate action may be brought only in the federal district, state district or county courts located in or that have jurisdiction in the County of Travis, Texas, provided that any such equitable relief shall be subject to modification by the court after completion of arbitration of the dispute. This Agreement shall be enforceable and judgment upon any award rendered by all or a majority of the arbitrators may be entered in any court of any county having jurisdiction.

     IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                          GREENLEAF:

                                          GREENLEAF TECHNOLOGIES CORPORATION


Date: ______________________              By: ______________________


                                          ______________________
                                          Printed Name and Title
ATTEST:

______________________
______________________ , Secretary

                                          FUTURE COM:

                                          FUTURE COM SOUTH FLORIDA, INC.



Date: ______________________              By: ______________________

                                          ______________________
                                          Printed Name and Title
ATTEST:

______________________
______________________ , Secretary

                                          FUTURE COM SHAREHOLDERS:


Date: ______________________              By: ______________________
                                              Warren Blanck, Individually



Date: ______________________              By: ______________________
                                              William Gale, Individually